Exhibit 10.4

EXECUTION VERSION

THIRD AMENDMENT
TO LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) entered into as of this 8th day of November, 2016 is by and among MANITEX INTERNATIONAL, INC., a Michigan corporation, (“Manitex International”), MANITEX INC., a Texas corporation (“Manitex”), MANITEX SABRE, INC., a Michigan corporation (“Sabre”), BADGER EQUIPMENT COMPANY, a Minnesota corporation (“Badger”), CRANE AND MACHINERY, INC., an Illinois corporation (“Crane and Machinery”), CRANE AND MACHINERY LEASING, INC., an Illinois corporation (“Crane and Machinery Leasing”), and MANITEX, LLC, a Delaware limited liability company (“Manitex LLC”; together with Manitex International, Manitex, Sabre, Badger, Crane and Machinery, and Crane and Machinery Leasing, collectively, the “Borrowers”), THE PRIVATEBANK AND TRUST COMPANY (in its individual capacity, “PrivateBank”), as administrative agent and sole lead arranger (in such capacity, “Administrative Agent”), and the lenders party thereto (the “Lenders”).

W I T N E S S E T H:

WHEREAS, Administrative Agent, Lenders, and Borrowers are party to that certain Loan and Security Agreement dated as of July 20, 2016, as amended by that certain First Amendment to Loan and Security Agreement dated as of August 4, 2016 and that certain Consent and Second Amendment to Loan and Security Agreement dated as of September 30, 2016 (as amended hereby and as the same may be from time to time further amended, supplemented or otherwise modified, the “Agreement”);

WHEREAS, Administrative Agent, Lenders and Borrowers desire to enter into this Amendment to, among other items, (i) reduce the revolving credit commitment, (ii) amend certain financial and reporting covenants, and (iii) otherwise amend the Agreement in accordance with the terms herein.

NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this Amendment, the parties, intending to be bound, hereby agree as follows:

1.Incorporation of the Agreement.  All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Agreement, and the Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same were set forth in its entirety.  To the extent any terms and provisions of the Agreement are inconsistent with the amendments set forth in Section 3 below, such terms and provisions shall be deemed superseded hereby.  Except as specifically set forth herein, the Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

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2.Amendment of the Agreement.

(a)The definition of “Adjusted EBITDA” is hereby added to Section 1.1 of the Agreement to read in its entirety as follows:

Adjusted EBITDA means EBITDA plus actual management fees received by Borrowers in cash during such period from non-Borrower Affiliates.  Notwithstanding the foregoing, Adjusted EBITDA for the quarter ending (i) March 31, 2016 shall be $2,828,000, (ii) June 30, 2016 shall be $3,128,000 and (iii) September 30, 2016 shall be $1,632,000, all as determined in accordance with Schedule I hereto.

(b)The definition of “Third Amendment Effective Date” is hereby added to Section 1.1 of the Agreement to read in its entirety as follows:

Third Amendment Effective Date shall mean November 8, 2016.

(c)The reference to the date “December 31, 2016” in the definition of the term “Applicable Margin” is hereby replaced with the date “September 30, 2017”.

(d)The definitions of “EBITDA”, “Maximum Aggregate Loan Amount”, “Note”, “Total Revolving Loan Commitment” and “US Revolving Loan Availability” appearing in Section 1.1 of the Agreement are hereby amended and restated to read in their entirety as follows:

EBITDA shall mean, with respect to any period, Borrowers’ (i) net income after Taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses), plus (ii) tax refunds paid to Borrowers with respect to any Fiscal Year before and including Fiscal Year 2015, plus (iii) Interest Expense (whether paid or accrued), plus (iv) income tax expense (whether paid or accrued), plus (v) depreciation and plus (vi) amortization (including amortization of goodwill, debt issuance costs and amortization and any non-cash impairment of intangibles) for such period, plus (vii) upon approval by Administrative Agent, any fees, expenses or other costs incurred in connection with the sale of any Subsidiary, plus or minus (viii) any other non-cash charges or gains which have been subtracted or added in calculating net income after Taxes for such period, less (ix) management fees that are charged but unpaid by non-Borrower Subsidiaries not to exceed $500,000 per Fiscal Year.

Maximum Aggregate Loan Amount shall mean (i) Thirty Million Dollars ($30,000,000) as of the Third Amendment Effective Date; (ii) Twenty-Eight Million Five Hundred Thousand Dollars

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($28,500,000) as of November 30, 2016 and (iii) Twenty-Five Million Dollars ($25,000,000) as of December 31, 2016 and at all times thereafter.

Note shall mean that certain Second Substitute Revolving Loan Note dated as of the Third Amendment Effective Date in the initial maximum principal amount of Thirty Million Dollars ($30,000,000.00) made by the Borrowers in favor of PrivateBank, as may be amended, modified or restated from time to time.

Total Revolving Loan Commitment shall mean an amount equal to (i) Thirty Million Dollars ($30,000,000) as of the Third Amendment Effective Date; (ii) Twenty-Eight Million Five Hundred Thousand Dollars ($28,500,000) as of November 30, 2016 and (iii) Twenty-Five Million Dollars ($25,000,000) as of December 31, 2016 and at all times thereafter.

US Revolving Loan Availability shall mean with respect to Borrowers an amount up to the lesser of the sum of the following sublimits: (i) up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrowers’ business) of US Borrowers’ Eligible US Accounts (it being understood and agreed that such advance rate shall be reduced by one (1) percentage point for each whole or partial percentage point by which Dilution (as determined by Administrative Agent in good faith based on the results of the most recent twelve (12) month period for which Administrative Agent has conducted a field audit of Borrowers) exceeds five percent (5%)), plus (ii) up to fifty percent (50%) of the lower of cost or market value of US Borrowers’ Eligible US Inventory and Eligible Chassis Inventory up to a maximum aggregate amount of Twenty Million and No/100 Dollars ($20,000,000), which amount shall reduce to Seventeen Million Five Hundred Thousand Dollars ($17,500,000) on December 31, 2016, plus (iii) up to eighty percent (80%) of the lower of cost or market value of US Borrowers’ Used Equipment Purchased for Resale or Rent up to a maximum aggregate amount of Two Million Dollars ($2,000,000), plus (iv) lesser of (x) eighty-five percent (85%) of Eligible Bill and Hold Receivables of the US Borrowers and (y) $10,000,000, minus (z) such reserves as Administrative Agent elects, in its Permitted Discretion, determined in good faith, to establish from time to time, including, without limitation, reserves with respect to Bank Products Obligations and Hedging Obligations.

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(e)Section 9.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

9.1Borrowing Base Reports.  Each Borrower shall deliver to Administrative Agent and each Lender an executed loan report and certificate in the form of Exhibit B hereto (a “Borrowing Base Certificate”) on a weekly basis (or more frequently to the extent requested by Administrative Agent) which shall be accompanied by copies of Borrowers’ sales journal, cash receipts journal and credit memo journal for the relevant period.  Such report shall reflect the activity of such Borrower with respect to Accounts for the immediately preceding week, and shall be in a form and with such specificity as is satisfactory to Administrative Agent and shall contain such additional information concerning Accounts and Inventory as may be requested by Administrative Agent including, without limitation, but only if specifically requested by Administrative Agent, copies of all invoices prepared in connection with such Accounts.  Notwithstanding the foregoing, the Administrative Agent may request a Borrowing Base Certificate more frequently in its Permitted Discretion.

(a)The Fixed Charge Coverage set forth in Section 14.1 will not be tested for the quarters ending September 30, 2016 or December 31, 2016.  Such covenant shall resume testing on March 31, 2017.

(b)A new Section 14.2 is hereby added to the Agreement to read as follows:

14.2  Adjusted EBITDA.  Borrowers shall maintain Adjusted EBITDA of not less than the amounts set forth below measured at the end of each period set forth below:

Period	Amount
Nine months ended September 30, 2016	$1,500,000
Twelve months ended December 31, 2016, and as of each quarter thereafter determined on a trailing twelve-month basis	$3,500,000

(c)Annex I to the Agreement is hereby replaced with Annex I hereto.

3.Delivery of Documents.  The following documents and other items shall be delivered concurrently with this Amendment:

(i)this Amendment;

(ii)that certain Second Substitute Revolving Note dated as of the date hereof in favor of Lender;

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(iii)such other documents and certificates as Administrative Agent shall reasonably request; and

(iv)payment of an amendment fee of $62,500, which amount shall be fully earned, payable and non-refundable as of the date hereof.

4.Representations, Covenants and Warranties; No Default.  Borrowers hereby represent and warrant to Administrative Agent as of the date hereof as follows:

(a)The execution and delivery of this Amendment and the performance by Borrowers of their obligations hereunder are within Borrowers’ powers and authority, have been duly authorized by all necessary corporate action and do not and will not contravene or conflict with the organizational documents of Borrowers;

(b)The Agreement (as amended by this Amendment) and the other Loan Documents constitute legal, valid and binding obligations enforceable in accordance with their terms by Administrative Agent against Borrowers, and Borrowers expressly reaffirm and confirm each of their obligations under the Agreement (as amended by this Amendment) and each of the other Loan Documents.  Borrowers further expressly acknowledge and agree that Administrative Agent has a valid, duly perfected, first priority and fully enforceable security interest in and lien against each item of Collateral except as otherwise set forth in the Agreement.  Borrowers agree that they shall not dispute the validity or enforceability of the Agreement (as it was stated before and after this Amendment) or any of the other Loan Documents or any of its respective obligations thereunder, or the validity, priority, enforceability or extent of Administrative Agent’s security interest in or lien against any item of Collateral, in any judicial, administrative or other proceeding;

(c)No consent, order, qualification, validation, license, approval or authorization of, or filing, recording, registration or declaration with, or other action in respect of, any governmental body, authority, bureau or agency or other Person is required in connection with the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, this Amendment;

(d)The execution, delivery and performance of this Amendment by Borrowers does not and will not violate any law, governmental regulation, judgment, order or decree applicable to Borrowers and does not and will not violate the provisions of, or constitute a default or any event of default under, or result in the creation of any security interest or lien upon any property of Borrowers pursuant to, any indenture, mortgage, instrument, contract, agreement or other undertaking to which any Borrower is a party or is subject or by which any Borrower or any of its real or personal property may be bound; and

(e)The representations, covenants and warranties set forth in Section 11 of the Agreement shall be deemed remade as of the date hereof by Borrowers, except that any and all references to the Agreement in such representations and warranties shall be deemed to include this Amendment.  No Event of Default has occurred and is continuing and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under the Agreement.

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5.Fees and Expenses.  The Borrowers agree to pay on demand all costs and expenses of or incurred by Administrative Agent, including, but not limited to, legal fees and expenses, in connection with the evaluation, negotiation, preparation, execution and delivery of this Amendment.

6.Effectuation.  The amendments to the Agreement contemplated by this Amendment shall be deemed effective immediately upon the full execution of this Amendment and without any further action required by the parties hereto.  There are no conditions precedent or subsequent to the effectiveness of this Amendment.

7.Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  A facsimile or other electronic signature to this Amendment shall be deemed an original signature hereunder.

[SIGNATURE PAGES FOLLOW]

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(Signature Page to Third Amendment to Loan and Security Agreement)

IN WITNESS WHEREOF, the parties hereto have duly executed this Third Amendment to Loan and Security Agreement as of the date first above written.

BORROWERS:

MANITEX INTERNATIONAL, INC., a Michigan corporation
MANITEX, INC., a Texas corporation
MANITEX SABRE, INC., a Michigan corporation
BADGER EQUIPMENT COMPANY, a Minnesota corporation
CRANE AND MACHINERY, INC., an Illinois corporation
CRANE AND MACHINERY LEASING, INC., an Illinois corporation
MANITEX, LLC, a Delaware limited liability company

	By:	/s/ Andrew Rooke
	Name:	Andrew Rooke
	Title:	President and COO

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(Signature Page to Third Amendment to Loan and Security Agreement)

ADMINISTRATIVE AGENT:	THE PRIVATEBANK AND TRUST COMPANY, as Administrative Agent and a Lender
	By:	/s/ Todd Bernier
Todd Bernier, Managing Director

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ANNEX I – COMMITMENTS

Lender	US Revolving Loan Commitment
The PrivateBank and Trust Company

(i) Thirty Million Dollars ($30,000,000) as of the Third Amendment Effective Date; (ii) Twenty-Eight Million Five Hundred Thousand Dollars ($28,500,000) as of November 30, 2016 and (iii) Twenty-Five Million Dollars ($25,000,000) as of December 31, 2016 and at all times thereafter.

Total

(i) Thirty Million Dollars ($30,000,000) as of the Third Amendment Effective Date; (ii) Twenty-Eight Million Five Hundred Thousand Dollars ($28,500,000) as of November 30, 2016 and (iii) Twenty-Five Million Dollars ($25,000,000) as of December 31, 2016 and at all times thereafter.

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